SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of October 19, 2010, to the Custody Agreement, originally made and entered into as of April 26, 2006, as amended August 10, 2010 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to change the name of the Snow Capital Hedged Equity Fund to the Snow Capital Hedged Value Fund; and

WHEREAS, Article 14.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Joseph Neuberger	By: /s/ Michael R. McVoy

Printed Name: Joseph Neuberger	Printed Name: Michael R. McVoy

Title: Chairman	Title: Vice President

Amended Exhibit C
to the
Amended and Restated Custody Agreement – Trust for Professional Managers

Fund Names

Name of Series
Snow Capital Opportunity Fund
Snow Capital All Cap Value Fund
Snow Capital Small Cap Value Fund
Snow Capital Focused Value Fund
Snow Capital Hedged Value Fund